Exhibit 99.1

Acer Therapeutics Reports Second Quarter 2020 Financial Results and Provides Corporate Update

Advanced expanded pipeline of clinical stage product candidates, including emetine for COVID-19 and ACER-001 for Urea Cycle Disorders

NEWTON, MA – August 13, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the second quarter ended June 30, 2020, and provided an update on the Company’s recent corporate developments.

“The second quarter of 2020 was marked by significant progress in two of our lead programs – emetine and ACER-001,” said Chris Schelling, CEO and Founder of Acer. “The need for a therapeutic to treat confirmed COVID-19 patients before they progress and become hospitalized remains a global priority. The team has been working diligently for the past several months to advance emetine from a concept to a pre-IND opportunity and we look forward to the clinical evaluation of emetine, subject to the availability of the required capital. Regarding ACER-001, we reported encouraging new data showing that when ACER-001 is administered in a fasted state it may provide better disease management over currently approved therapies for UCDs that require administration with food. To that end, we submitted a Type C briefing package to the FDA to discuss these results and are expecting feedback later in the third quarter. We continue to target an ACER-001 NDA filing in the first half of 2021, subject to additional capital.”

Second Quarter 2020 and Recent Highlights

•	Emetine
o

Announced a research collaboration agreement with the National Center for Advancing Translational Sciences (NCATS), one of the National Institutes of Health (NIH), to develop emetine hydrochloride as a potential treatment for COVID-19, the disease caused by infection with the SARS-CoV-2 coronavirus

o	Working with federal agencies and private research organizations in an effort to secure non-dilutive funding in support of emetine development
o	Obtained multiple rounds of pre-Investigational New Drug (IND) feedback from the Division of Antivirals (DAV) at the U.S. Food and Drug Administration (FDA)
o

Secured active pharmaceutical ingredient (API) from extract for initiation of the planned Phase 2/3 trial evaluating emetine in high-risk COVID-19 outpatients, assuming the availability of capital. In parallel, we successfully established a fully synthetic development pathway for API exclusively in the U.S.

•	ACER-001
o

Announced results from a food effect study in healthy volunteers showing that administration of ACER-001 in fasted state increased systemic exposure of phenylbutyrate (PBA) levels compared to fed state, which according to in silico modeling may provide improved disease management in patients with urea cycle disorders (UCDs) when compared to currently approved treatments requiring administration with food
o	Submitted a Type C briefing package to the FDA
•	EDSIVO™
o

Continued to assess possible paths forward that could provide the confirmatory evidence needed to demonstrate the substantial evidence of effectiveness needed to support a potential resubmission of the EDSIVO™ NDA

•	Osanetant
o	Advanced API manufacturing and other steps to support IND submission
•	Corporate
o

Hired Stacey Bain, Ph.D. as Vice President, Clinical Operations, who brings 22 years of international clinical operational and drug development experience in pharmaceutical, biotechnology, and clinical research organization settings

o

Ended the second quarter with $5.9 million in cash and cash equivalents. Acer believes its cash position at the end of the second quarter, combined with an additional $4.7 million of net proceeds subsequently received from sales of common stock from the ATM facility and the insider private placement of common stock, will be sufficient to fund its current operations into the first quarter of 2021, excluding support for the planned emetine Phase 2/3 clinical trial

Upcoming Milestones

•	Emetine
o	Seek to obtain potential non-dilutive funding
o

Targeting in the first half of 2021 an IND submission and clearance, followed by potential initiation of the planned Phase 2/3 trial evaluating emetine in high-risk COVID-19 outpatients, subject to ongoing discussions with the FDA and additional capital

•	ACER-001
o

Anticipate submitting NDA for urea cycle disorders (UCDs) in the first half of 2021, subject to additional capital, and assuming successful completion of nonclinical work and evaluation of long-term product stability data

•	EDSIVO™
o

Expect to request a meeting with FDA by the end of fourth quarter of 2020 to discuss Acer’s proposed plan to provide sufficient confirmatory evidence and, if successful, potentially satisfy the substantial evidence of effectiveness needed to support a possible resubmission of the EDSIVO™ NDA. Neither EDSIVO™ NDA resubmission nor approval is assured

•	Osanetant
o	Anticipate submitting osanetant IND in the first quarter of 2021
o

Targeting initiation of Phase 1/2 pharmacokinetic/pharmocodynamic and safety trial in the first half of 2021, subject to additional capital, that will evaluate osanetant in patients with medically and/or surgically induced vasomotor symptoms (iVMS)

Financial Results for the Second Quarter 2020

Cash position. Cash and cash equivalents were $5.9 million as of June 30, 2020, compared to $12.1 million as of December 31, 2019. Acer believes its cash position at the end of the second quarter, combined with an additional $4.7 million of net proceeds subsequently received from sales of common stock under the ATM facility and the insider private placement of common stock, will be sufficient to fund its current operations into the first quarter of 2021, excluding support for the planned emetine Phase 2/3 clinical trial.

Research and Development Expenses. Research and development expenses were $2.8 million for the three months ended June 30, 2020, compared to $4.2 million for the three months ended June 30, 2019. This decrease of $1.4 million was primarily due to decreases in employee-related expenses and clinical and regulatory consulting as a direct result of the Complete Response Letter for EDSIVO™ received from the FDA in June 2019, partially offset by increases in contract research and contract manufacturing expenses. Research and development expenses for the three months ended June 30, 2020 were primarily comprised of $1.0 million related to emetine, $0.9 million related to ACER-001, and $0.8 million related to osanetant.

General and Administrative Expenses. General and administrative expenses were $3.0 million for the three months ended June 30, 2020, compared to $6.9 million for the three months ended June 30, 2019. This decrease of $3.9 million was primarily due to decreases in precommercial and employee-related expenses as a direct result of the Complete Response Letter for EDSIVO™ received from the FDA in June 2019, partially offset by costs related to implementing Acer’s equity line purchase agreement with Lincoln Park Capital Fund, LLC.

Net Loss. Net loss for the three months ended June 30, 2020 was $5.8 million, or $0.56 net loss per share (basic and diluted), compared to a net loss of $11.0 million, or $1.09 net loss per share (basic and diluted), for the three months ended June 30, 2019.

For additional information, please see Acer’s Quarterly Report on Form 10-Q filed today with the SEC.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four clinical-stage candidates: emetine hydrochloride for the treatment of patients with COVID-19; ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and osanetant for the treatment of induced Vasomotor Symptoms (iVMS). Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund the emetine program; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from pending securities litigation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30,
	2020	2019

Operating expenses:
Research and development	$2,816,749	$4,246,244
General and administrative	2,953,137	6,919,476
Loss from operations	(5,769,886)	(11,165,720)

Other (expense) income, net:
Interest and other (expense) income, net	(2,317)	143,884
Foreign currency transaction gain (loss)	1,402	(19,671)

Total other (expense) income, net	(915)	124,213

Net loss	$(5,770,801)	$(11,041,507)

Net loss per share - basic and diluted	$(0.56)	$(1.09)

Weighted average common shares outstanding - basic and diluted	10,365,767	10,090,883

SELECTED BALANCE SHEET DATA (Unaudited):

	June 30,	December 31,
	2020	2019

Cash and cash equivalents	$5,880,861	$12,077,640

Prepaid expenses and other current assets	$475,005	$807,356

Property and equipment, net	$158,555	$193,974

Total assets	$14,791,229	$21,465,511

Total liabilities	$3,572,858	$3,095,195

Total stockholders’ equity	$11,218,371	$18,370,316

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